BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.   Certified Public Accountants
                          406 Lippincott Drive, Ste. J
                        Marlton, New Jersey 08053-4168
                     (856) 355-5900   Fax (856) 396-0022

January 13, 2010
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:
We are the former independent registered public accounting firm for Genesis Capital Corporation of Nevada, Inc. (the "Company"). We have read the Company's disclosure set forth in Item 4.01 "Changes in Registrant's Certifying Accountant" of the Company's Current Report on Form 8-K dated February 1, 2010 (the "Current Report") and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,
/s/ Bagell, Josephs, Levine & Company, LLC